Exhibit 99.1

Kimco Realty® Announces First Quarter 2023 Results

– Strong Leasing Volume Drives Growth in Occupancy and Leasing Spreads –

– Lowers Leverage with Ongoing Monetization of Albertsons Investment –

– Board Declares Quarterly Dividend –

– Updates 2023 Outlook –

JERICHO, N.Y.--(BUSINESS WIRE)--April 27, 2023--Kimco Realty® (NYSE: KIM), North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, including mixed-use assets, today reported results for the first quarter ended March 31, 2023. For the three months ended March 31, 2023, and 2022, Kimco Realty’s net income available to the company’s common shareholders was $0.46 per diluted share and $0.37 per diluted share, respectively.

First Quarter Highlights

  Reported Funds From Operations* (FFO) of $0.39 per diluted share.
  Leased a total of 4.5 million square feet including 3.7 million square feet of renewals and option exercises.
  Increased pro-rata portfolio occupancy 110 basis points year-over-year to 95.8%.
  Grew small shop occupancy 70 basis points sequentially to 90.7%.
  Generated pro-rata cash rent spreads of 44.0% for new leases on comparable spaces, representing the highest new lease spread in the past five years.
  Produced 1.4% growth in Same-Property Net Operating Income* (NOI) over the same period a year ago.
  Received a $194.1 million special dividend from Albertsons Companies (NYSE: ACI) related to the 28.3 million shares the company held.
  Generated $137.4 million in proceeds on the sale of 7.1 million shares of ACI.
  Subsequent to quarter end, received $144.9 million in net proceeds on sale of 7.0 million shares of ACI.

*Reconciliations of non-GAAP measures to the most directly comparable GAAP measure are provided in the tables accompanying this press release.

“Our team continues to drive strong leasing performance, with the 4.5 million square feet leased this quarter further validating the demand for our well-located, high-quality portfolio of open-air, grocery-anchored shopping centers in the most coveted locations across the country,” stated Kimco CEO Conor Flynn. “Furthermore, we could not be more excited about our ability to extract meaningful value from our long-term investment in Albertsons. The combination of strong cash flow from our operating portfolio and the cash coming from the monetization of Albertsons has resulted in further reduction in leverage levels to support future growth opportunities. With our first-ring suburban portfolio surrounding the top major metropolitan markets, we are well-equipped to keep driving value for our stockholders.”

Financial Results

Net income available to the company’s common shareholders for the first quarter of 2023 was $283.5 million, or $0.46 per diluted share, compared to $230.9 million, or $0.37 per diluted share, for the first quarter of 2022. The year-over-year change is primarily attributable to a $194.1 million ACI special dividend. This was offset by a $131.9 million mark-to-market reduction on marketable securities, primarily stemming from a change in the value of ACI common stock held by the company, as well as a $31.0 million increase in provision for income taxes, net, primarily due to the capital gains from the monetization of 7.1 million shares of ACI during the first quarter of 2023. Other items impacting the year-over-year change included $23.5 million in higher gains on sale of consolidated properties, net of impairments, during the first quarter of 2023.

FFO was $238.1 million, or $0.39 per diluted share, for the first quarter of 2023, compared to $240.6 million, or $0.39 per diluted share, for the first quarter 2022. The company excludes from FFO all gains and losses, whether realized or unrealized, related to its investment in ACI, as well as gains and losses from the sale of operating properties, real estate-related depreciation, and profit participations from other investments. Special dividends are also excluded from FFO.

Operating Results

  Signed 600 leases totaling 4.5 million square feet, generating blended pro-rata rent spreads on comparable spaces of 10.3%, with pro-rata rental rates for new leases up 44.0% and renewals and options growing 7.7%.
  Reported a 280-basis-point spread between leased (reported) occupancy versus economic occupancy at the end of the first quarter, representing approximately $46 million in annual base rent.
  Pro-rata portfolio occupancy rose 10 basis points sequentially and 110 basis points year over year to 95.8%.
  Ended the quarter with pro-rata anchor occupancy of 97.8% and small shop occupancy of 90.7%, representing year-over-year increases of 50 basis points and 230 basis points, respectively.
  Produced 1.4% growth in Same-Property NOI over the same period a year ago, driven by a 4.3% increase in minimum rent.

Investment Activities

  Acquired the remaining 85% interest in three California grocery-anchored shopping centers for a combined $127.5 million. In addition, the company acquired two improved, adjacent parcels at existing shopping centers for a combined purchase price of $14.6 million.
  Sold three power centers and two land parcels totaling 592,000 square feet for $98.9 million during the first quarter. The company’s pro-rata share of the sales price was $96.9 million.
  Made an $11.2 million subordinate loan on a grocery-anchored shopping center in Orlando, Florida under the company’s structured investment program.

Capital Market Activities

  Entered into a new $2.0 billion unsecured revolving credit facility with an initial maturity date of March 17, 2027 with two additional six-month extension options. The new “green” facility is priced at Adjusted SOFR plus 77.5 basis points with the ability to increase or decrease the spread by four basis points based on our success in reducing scope 1 and 2 greenhouse gas emissions.
  As previously announced, Kimco received a $194.1 million special dividend payment from ACI. As a result, the company anticipates it may need to make a special dividend payment to maintain its compliance with REIT distribution requirements. If the company determines to declare a special dividend, the payment may be in the form of cash, common stock or some combination thereof.
  Sold 7.1 million shares of ACI common stock during the first quarter resulting in $137.4 million in net proceeds. In order to maximize the level of proceeds for general corporate purposes, the company recorded a $30.0 million provision for income taxes.
  Subsequent to quarter end, Kimco sold an additional 7.0 million shares of ACI common stock resulting in net proceeds of $144.9 million. The company will record a $32.7 million provision for income taxes during the second quarter of 2023.
  As of April 27, 2023, Kimco held 14.2 million shares of ACI common stock valued at approximately $300 million.
  Ended the first quarter with over $2.3 billion of immediate liquidity, including full availability of the company’s $2.0 billion unsecured revolving credit facility and $329.2 million of cash and cash equivalents on the balance sheet.

Dividend Declarations

  Kimco’s board of directors declared a cash dividend of $0.23 per common share, representing a 15% increase over the quarterly dividend in the corresponding period of the prior year. The quarterly cash dividend on common shares is payable on June 22, 2023 to shareholders of record on June 8, 2023.
  The board of directors also declared quarterly dividends with respect to each of the company’s Class L and Class M series of cumulative redeemable preferred shares. These dividends on the preferred shares will be paid on July 17, 2023 to shareholders of record on July 3, 2023.

2023 Full Year Outlook

The company has revised its assumption for lease termination income for the full year to $4 million to $6 million from the previous level of $14 million to $16 million. All other assumptions for 2023 provided with the company’s fourth quarter 2022 earnings results remain the same.

Based on the actual results of the first quarter, including gains, net of impairments and other charges impacting net income available to the company’s common shareholders, the change in assumption for lease termination income, and outlook for the remainder of 2023, the company has updated its full-year guidance ranges as follows:

	Current	Previous
Net income available to the company’s common shareholders (per diluted share):	$0.92 to $0.96	$0.93 to $0.97
FFO (per diluted share)*:	$1.54 to $1.57	$1.53 to $1.57

*The tables accompanying this press release provide a reconciliation for the Current forward-looking non-GAAP measure.

Conference Call Information

When:	8:30 AM ET, April 27, 2023
Live Webcast:	1Q23 Kimco Realty Earnings Conference Call or on Kimco Realty’s website investors.kimcorealty.com (replay available through July 27, 2023)
Dial #:	1-888-317-6003 (International: 1-412-317-6061). Passcode: 0387972

About Kimco Realty®

Kimco Realty® (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, and a growing portfolio of mixed-use assets. The company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco Realty is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of March 31, 2023, the company owned interests in 529 U.S. shopping centers and mixed-use assets comprising 90 million square feet of gross leasable space. For further information, please visit www.kimcorealty.com.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “plan,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the impact of competition, including the availability of acquisition or development opportunities and the costs associated with purchasing and maintaining assets, (iii)the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iv) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (v) the potential impact of e-commerce and other changes in consumer buying practices, and changing trends in the retail industry and perceptions by retailers or shoppers, including safety and convenience, (vi) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (vii) the company’s ability to raise capital by selling its assets, (viii) disruptions and increases in operating costs due to inflation and supply chain issues, (ix) risks associated with the development of mixed-use commercial properties, including risks associated with the development and ownership of non-retail real estate, (x) changes in governmental laws and regulations, including, but not limited to, changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (xi) valuation and risks related to the company’s joint venture and preferred equity investments and other investments, (xii) valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by the company, (xiii) impairment charges, (xiv) criminal cybersecurity attacks disruption, data loss or other security incidents and breaches, (xv) impact of natural disasters and weather and climate-related events, (xvi) pandemics or other health crises, such as coronavirus disease 2019 (“COVID-19”), (xvii) our ability to attract, retain and motivate key personnel, (xviii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (xix) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xx) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xxi) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, (xxii) the company’s ability to continue to maintain its status as a REIT for federal income tax purposes and potential risks and uncertainties in connection with its UPREIT structure, and (xxiii) the other risks and uncertainties identified under Item 1A, “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year-ended December 31, 2022 and in the company’s other filings with the Securities and Exchange Commission (“SEC”). Accordingly, there is no assurance that the company’s expectations will be realized. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the company makes or related subjects in the company’s quarterly reports on Form 10-Q and current reports on Form 8-K that the company files with the SEC.

Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	March 31, 2023	December 31, 2022
Assets:
Real estate, net of accumulated depreciation and amortization
of $3,523,503 and $3,417,414, respectively	$15,108,018	$15,039,828
Investments in and advances to real estate joint ventures	1,092,477	1,091,551
Other investments	132,935	107,581
Cash and cash equivalents	329,177	149,829
Marketable securities	451,583	597,732
Accounts and notes receivable, net	303,063	304,226
Operating lease right-of-use assets, net	132,020	133,733
Other assets	411,956	401,642
Total assets	$17,961,229	$17,826,122

Liabilities:
Notes payable, net	$6,778,050	$6,780,969
Mortgages payable, net	374,285	376,917
Accounts payable and accrued expenses	203,053	207,815
Dividends payable	5,322	5,326
Operating lease liabilities	112,413	113,679
Other liabilities	609,266	601,574
Total liabilities	8,082,389	8,086,280
Redeemable noncontrolling interests	92,933	92,933

Stockholders' Equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 19,421 and 19,435 shares, respectively;
Aggregate liquidation preference $485,536 and $485,868, respectively	19	19
Common stock, $.01 par value, authorized 750,000,000 shares; issued
and outstanding 619,891,809 and 618,483,565 shares, respectively	6,199	6,185
Paid-in capital	9,614,913	9,618,271
Retained earnings/(cumulative distributions in excess of net income)	21,390	(119,548)
Accumulated other comprehensive income	10,581	10,581
Total stockholders' equity	9,653,102	9,515,508
Noncontrolling interests	132,805	131,401
Total equity	9,785,907	9,646,909
Total liabilities and equity	$17,961,229	$17,826,122

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues
Revenues from rental properties, net	$438,338	$422,654
Management and other fee income	4,554	4,595
Total revenues	442,892	427,249
Operating expenses
Rent	(4,013)	(4,081)
Real estate taxes	(57,506)	(54,314)
Operating and maintenance	(75,242)	(69,225)
General and administrative	(34,749)	(29,948)
Impairment charges	(11,806)	(272)
Depreciation and amortization	(126,301)	(130,294)
Total operating expenses	(309,617)	(288,134)

Gain on sale of properties	39,206	4,193
Operating income	172,481	143,308

Other income/(expense)
Special dividend income	194,116	-
Other income, net	3,132	5,983
(Loss)/gain on marketable securities, net	(10,144)	121,764
Interest expense	(61,306)	(57,019)
Early extinguishment of debt charges	-	(7,173)
Income before income taxes, net, equity in income of joint ventures,
net, and equity in income from other investments, net	298,279	206,863

(Provision)/benefit for income taxes, net	(30,829)	153
Equity in income of joint ventures, net	24,204	23,570
Equity in income of other investments, net	2,122	5,373

Net income	293,776	235,959
Net (income)/loss attributable to noncontrolling interests	(4,013)	1,343
Net income attributable to the company	289,763	237,302
Preferred dividends, net	(6,251)	(6,354)
Net income available to the company's common shareholders	$283,512	$230,948

Per common share:
Net income available to the company's common shareholders: (1)
Basic	$0.46	$0.37
Diluted (2)	$0.46	$0.37
Weighted average shares:
Basic	616,489	614,767
Diluted	619,628	616,758

(1)	Adjusted for earnings attributable from participating securities of ($1,766) and ($1,360) for the three months ended March 31, 2023 and 2022, respectively.

(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $1,118 and $11 for the three months ended March 31, 2023 and 2022, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders
to FFO Available to the Company's Common Shareholders (1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net income available to the company's common shareholders	$283,512	$230,948
Gain on sale of properties	(39,206)	(4,193)
Gain on sale of joint venture properties	(7,710)	(2,986)
Depreciation and amortization - real estate related	125,278	129,461
Depreciation and amortization - real estate joint ventures	16,547	16,885
Impairment charges (including real estate joint ventures)	11,803	700
Profit participation from other investments, net	31	(3,663)
Special dividend income	(194,116)	-
Loss/(gain) on marketable securities, net	10,144	(121,764)
Provision/(benefit) for income taxes, net (2)	30,873	(11)
Noncontrolling interests (2)	931	(4,730)
FFO available to the company's common shareholders	$238,087	$240,647	(4)

Weighted average shares outstanding for FFO calculations:
Basic	616,489	614,767
Units	2,555	2,546
Dilutive effect of equity awards	584	1,874
Diluted	619,628	619,187

FFO per common share - basic	$0.39	$0.39
FFO per common share - diluted (3)	$0.39	$0.39
(1)

The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs

(2)	Related to gains, impairments and depreciation on properties, and gains/(losses) on sales of marketable securities, where applicable.

(3)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $584 and $473 for the three months ended March 31, 2023 and 2022, respectively. The effect of other certain convertible units would have an anti-dilutive effect upon the calculation of FFO available to the company’s common shareholders per share. Accordingly, the impact of such conversion has not been included in the determination of diluted earnings per share calculations.

(4)	Includes Early extinguishment of debt charges of $7.2 million recognized during the three months ended March 31, 2022.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI (1)(2)
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net income available to the Company's common shareholders	$283,512	$230,948
Adjustments:
Management and other fee income	(4,554)	(4,595)
General and administrative	34,749	29,948
Impairment charges	11,806	272
Depreciation and amortization	126,301	130,294
Gain on sale of properties	(39,206)	(4,193)
Special dividend income	(194,116)	-
Interest and other income, net	58,174	58,209
Loss/(gain) on marketable securities, net	10,144	(121,764)
Provision/(benefit) for income taxes, net	30,829	(153)
Equity in income of other investments, net	(2,122)	(5,373)
Net income/(loss) attributable to noncontrolling interests	4,013	(1,343)
Preferred dividends, net	6,251	6,354
Non same property net operating income	(15,613)	(16,535)
Non-operational expense from joint ventures, net	16,039	19,684
Same Property NOI	$326,207	$321,753

(1)

The company considers same property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the company's properties. The company’s method of calculating Same property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(2)	Amounts represent Kimco Realty's pro-rata share.

Reconciliation of the Projected Range of Net Income Available to the Company's Common Shareholders
to Funds From Operations Available to the Company's Common Shareholders
(unaudited, all amounts shown are per diluted share)

	Projected Range
	Full Year 2023
	Low	High
Net income available to the company's common shareholders	$0.92	$0.96

Gain on sale of properties	(0.06)	(0.09)

Gain on sale of joint venture properties	(0.01)	(0.02)

Depreciation & amortization - real estate related	0.81	0.83

Depreciation & amortization - real estate joint ventures	0.10	0.11

Impairment charges (including real estate joint ventures)	0.02	0.02

Special dividend income (1)	(0.31)	(0.31)

Loss/(gain) on marketable securities, net	0.02	0.02

Provision for income taxes (2)	0.05	0.05

FFO available to the company's common shareholders	$1.54	$1.57

(1)	Related to the special cash dividend from ACI.

(2)	Related to gains, impairments, depreciation on properties and gains/(losses) on sales of marketable securities, where applicable.

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corp.
1-866-831-4297
dbujnicki@kimcorealty.com